    As filed with the Securities and Exchange Commission on November 1, 2001

                                                      Registration No. 333-70760
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              --------------------


                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933


                              --------------------

                       CHICAGO BRIDGE & IRON COMPANY N.V.
             (Exact Name of Registrant as Specified in Its Charter)

                The Netherlands                    Not Applicable
        (State or Other Jurisdiction of            (I.R.S. Employer
        Incorporation or Organization)             Identification No.)

                                Polarisavenue 31
                                2132 JH Hoofddorp
                                 The Netherlands
                                  31-23-5685660
   (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                    Registrant's Principal Executive Offices)

                              --------------------

                              Robert H. Wolfe, Esq.
                                    Secretary
                          Chicago Bridge & Iron Company
                           1501 North Division Street
                           Plainfield, Illinois 60544
                                 (815) 439-6000
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                              of Agent for Service)

                                   Copies to:

                               James M. Reum, Esq.
                                Winston & Strawn
                              35 West Wacker Drive
                             Chicago, Illinois 60601

                              --------------------

       Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

          If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

          If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]



                             -----------------------



          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

================================================================================

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SHAREHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND THE SELLING SHAREHOLDERS ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES, IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.


PROSPECTUS


                  SUBJECT TO COMPLETION, DATED NOVEMBER 1, 2001






                                1,307,356 SHARES

                       CHICAGO BRIDGE & IRON COMPANY N.V.

                                  COMMON STOCK


                              ---------------------


          The selling shareholders are offering 1,307,356 shares of our common stock. One selling shareholder obtained its shares of common stock in connection with our acquisition of Howe-Baker International, L.L.C. in December 2000. The remaining selling shareholders received their shares from us in a private placement transaction in March 2001.



          The selling shareholders, or their pledgees, donees, transferees or other successors in interest, may offer their shares of common stock from time to time through public or private transactions, on or off the New York Stock Exchange, at prevailing market prices or at privately negotiated prices. We will not receive any of the proceeds from the sale of the shares by the selling shareholders.



          Our common stock is listed on the New York Stock Exchange under the symbol "CBI". On October 30, 2001, the last reported sale price of our common stock was $21.75 per share.


          Investing in our common stock involves risks. See "Risk Factors" beginning on page 4.

                              ---------------------

          Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                              ---------------------


                The date of this prospectus is __________, 2001.

                                TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----

Prospectus Summary .....................................................     3

Risk Factors............................................................     4

Forward-Looking Statements..............................................     9

Use of Proceeds.........................................................     9

Selling Shareholders....................................................    10

Plan of Distribution....................................................    13

Legal Matters...........................................................    14

Experts.................................................................    14

Available Information...................................................    15

Incorporation of Certain Documents By Reference.........................    15


                              ---------------------

          YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THE SELLING SHAREHOLDERS ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF OUR COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF COMMON STOCK.

                               PROSPECTUS SUMMARY

          This summary highlights information contained elsewhere or incorporated by reference in this prospectus. Because this is a summary, it is not complete and does not contain all the information that may be important to you. You should read the entire prospectus carefully, including the information incorporated by reference, before you decide whether to buy our common stock. You should pay special attention to the risks of investing in our common stock as discussed under "Risk Factors". Unless the context requires otherwise, references to "we," "us," "our," "the Company" or "CB&I" refer collectively to Chicago Bridge & Iron Company N.V. and its subsidiaries.


                       CHICAGO BRIDGE & IRON COMPANY N.V.

          We are a global specialty engineering and construction company serving the hydrocarbon, energy, power generation, and water and wastewater treatment industries. We have been helping our customers store and process the earth's natural resources for more than 100 years by supplying a comprehensive range of engineered steel structures and systems. We offer a complete package of design, engineering, fabrication, construction and maintenance services. Our products include hydrocarbon processing plants, liquefied natural gas terminals and peakshaving plants, bulk liquid terminals, water storage and wastewater treatment facilities, and other steel structures and their associated systems. Our recent acquisitions of Howe-Baker International, L.L.C. ("Howe-Baker") and the Engineered Construction and Water Divisions of Pitt-Des Moines, Inc. (the "PDM Divisions") have significantly enhanced our product and service offerings.


                                   OUR ADDRESS

          Our principal executive office is located at Polarisavenue 31, 2132 JH Hoofddorp, The Netherlands and our telephone number at that address is 31-23-5685660. Our administrative offices are located at 10200 Grogan's Mill Road, Suite 300, The Woodlands, Texas 77380 and our telephone number at that address is (281) 774-2200. Our Internet address is http://www.chicagobridge.com. The contents of our website are not part of this prospectus.


                                  THE OFFERING


Common stock offered by
  the selling shareholders............  All of the 1,307,356 shares offered by this prospectus are being sold by the
                                        selling shareholders. The selling
                                        shareholders consist of (a) one selling
                                        shareholder which obtained its shares of common stock in connection with our acquisition of Howe-Baker International, L.L.C. in December 2000, and (b) the remaining selling shareholders who received their shares from us in a private placement transaction in March 2001.

Use of proceeds.......................  We will not receive any of the proceeds from the shares sold by the selling
                                        shareholders in this offering.

Trading...............................  Our common stock is listed on the New
                                        York Stock Exchange under the symbol
                                        "CBI".

                                  RISK FACTORS

          You should carefully consider the following risks and uncertainties and all other information contained in this prospectus, including the documents incorporated by reference, before you decide whether to purchase our common stock. Any of the following risks, if they materialize, could adversely affect our business, financial condition or operating results. As a result, the trading price of our common stock could decline, and you could lose all or part of your investment.

                      RISK FACTORS RELATING TO OUR BUSINESS

OUR REVENUES AND CASH FLOW MAY FLUCTUATE.

          Our revenues, cash flow and earnings may fluctuate from quarter to quarter due to a number of factors. Our businesses are dependent upon major construction projects in cyclical industries, including the hydrocarbon, chemical, electric and gas utility, and water and wastewater industries, for revenues and cash flow. The selection of, timing of or failure to obtain projects, delays in awards of projects, cancellations of projects or delays in completion of contracts could result in the under-utilization of our resources which could have a material adverse impact on our business, financial condition, results of operations and cash flows. Moreover, construction projects for which our services are contracted may require significant expenditures by us prior to receipt of relevant payments by a customer. Such expenditures could have a material adverse impact on our cash flows. Finally, revenues may be negatively affected by the winding down or completion of work on significant projects that were active in previous periods if such significant projects have not been replaced in the current period.

WE MAY NOT BE ABLE TO FULLY REALIZE THE REVENUE VALUE REPORTED IN OUR BACKLOG.

          We have a backlog of work to be completed on contracts. Backlog develops as a result of new business taken, which represents the revenue value of new project commitments received by us during a given period. Backlog consists of projects which have either (i) not yet been started or (ii) are in progress and are not yet complete. In the latter case, the revenue value reported in backlog is the remaining amount that has not yet been completed. From time to time, projects are cancelled that appeared to have a high certainty of going forward at the time they were recorded as new business taken. In the event of a project cancellation, we may be reimbursed for certain costs but typically have no contractual right to the total revenues reflected in our backlog. If we were to experience significant cancellations or delays of projects in our backlog, our financial condition would be adversely affected. Backlog may also fluctuate with currency movements.

OUR BUSINESS IS DEPENDENT UPON THE LEVEL OF ACTIVITY IN THE HYDROCARBON
INDUSTRY.

          In recent years, demand from the worldwide hydrocarbon industry has been the largest generator of our revenues. Numerous factors influence capital expenditure decisions in the hydrocarbon industry, including current and projected oil and gas prices; exploration, extraction, production and transportation costs; the discovery rate of new oil and gas reserves; the sale and expiration dates of leases and concessions; local and international political and economic conditions; technological advances; and the ability of oil and gas companies to generate capital. These factors are beyond our control. Our business, financial condition and results of operations may be materially adversely affected because of reduced activity in the hydrocarbon industry. In addition, we may be materially adversely affected by changing taxes, price controls and laws and regulations relating to the hydrocarbon industry.

WE COULD LOSE MONEY IF WE FAIL TO ACCURATELY ESTIMATE OUR COSTS OR FAIL TO EXECUTE WITHIN OUR COST ESTIMATES ON FIXED-PRICE, LUMP SUM CONTRACTS.

          In 2000, most of our net revenue was derived from fixed-price, lump-sum contracts. Under these contracts, we perform our services and provide our products at a fixed price and, as a result, benefit from cost savings, but we may be unable to recover for any cost overruns. If our cost estimates for a contract are inaccurate, or if we do not execute the contract within our cost estimates, cost overruns may cause us to incur losses or cause the project not to be as profitable as we expected. This, in turn, could have a material adverse effect on our business and results of operations.

POLITICAL AND ECONOMIC CONDITIONS IN FOREIGN COUNTRIES IN WHICH WE OPERATE COULD ADVERSELY AFFECT US.

          A significant number of our projects are performed outside the United States. We expect non-U.S. sales and operations to continue to contribute materially to our earnings for the foreseeable future. Non-U.S. contracts and operations expose us to risks inherent in doing business outside the United States, including:

          - unstable economic conditions in the foreign countries in which we make capital investments, operate and sell products and services;

          - the lack of well-developed legal systems in some countries in which we operate, which could make it difficult for us to enforce our contracts;

          -    expropriation of property;

          -    restriction on the right to convert or repatriate currency; and

          - political upheaval, including risks of loss due to civil strife, acts of war, guerrilla activities and insurrections.

WE ARE EXPOSED TO FOREIGN EXCHANGE RISKS.

          We are exposed to market risk from changes in foreign currency exchange rates, which may adversely affect our results of operations and financial condition. We seek to minimize the risks from these foreign currency exchange rate fluctuations through our regular operating and financing activities and, when deemed appropriate, through limited use of foreign currency forward contracts. Our exposure to changes in foreign currency exchange rates arises from receivables, payables and firm commitments from international transactions, as well as intercompany loans used to finance non-U.S. subsidiaries. We do not use financial instruments for trading or speculative purposes.

OUR ACQUISITION STRATEGY INVOLVES A NUMBER OF RISKS.

          We intend to pursue growth through the opportunistic acquisition of companies or assets that will enable us to expand our product lines to provide more cost-effective customer solutions. We routinely review potential acquisitions. This strategy involves certain risks, including difficulties in the integration of operations and systems, the diversion of management's attention from other business concerns, and the potential loss of key employees of acquired companies. We may not be able to successfully integrate acquired businesses into our operations, including any remaining integration associated with the acquisition of the PDM Divisions.

WE HAVE A RISK THAT OUR GOODWILL MAY BE IMPAIRED AND RESULT IN A CHARGE TO
INCOME.

          We accounted for the Howe-Baker and PDM Divisions acquisitions using the "purchase" method of accounting. Under the purchase method we recorded, at fair value, the assets acquired and liabilities assumed and we recorded as goodwill the difference between the cost of acquisition and the sum of the fair value of the tangible and identifiable assets acquired, less liabilities assumed. In June 2001, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards ("SFAS") No. 141 "Business Combinations" and SFAS No. 142 "Goodwill and Other Intangible Assets." These pronouncements change the accounting for business combinations, goodwill and intangible assets. SFAS No. 141 further clarifies the criteria to recognize intangible assets separately from goodwill. SFAS No. 142 states that goodwill and indefinite lived intangible assets are no longer amortized but are reviewed for impairment at least annually. If our goodwill or other intangible assets were determined to be impaired, the impairment would result in a charge to income from operations in the year of the impairment with a resulting decrease in net worth.

IF WE ARE UNABLE TO RETAIN KEY PERSONNEL, OUR BUSINESS COULD BE ADVERSELY AFFECTED.

          Our business is dependent, to a large degree, upon the continued service of key members of our management. Our future success will also depend on our ability to attract, retain and motivate highly skilled personnel in various areas, including engineering, project management and senior management. If we do not succeed in retaining and motivating our current employees and attracting new high quality employees, our business could be adversely affected.

OUR PROJECTS EXPOSE US TO POTENTIAL PROFESSIONAL LIABILITY, PRODUCT LIABILITY, OR WARRANTY OR OTHER CLAIMS.

          We engineer and construct (and our products typically are installed in) large industrial facilities in which system failure can be disastrous. Notwithstanding the fact that we generally will not accept liability for consequential damages in our contracts, any catastrophic occurrence in excess of insurance limits at projects where our products are installed or services are performed could result in significant professional liability, product liability or warranty or other claims against us. Such liabilities could potentially exceed our current insurance coverage and the fees we derive from those products and services. A partially or completely uninsured claim, if successful and of a significant magnitude, could potentially result in substantial losses.

WE ARE EXPOSED TO POTENTIAL ENVIRONMENTAL LIABILITIES.

          We are subject to environmental laws and regulations, including those concerning:

          -    emissions into the air;

          -    discharge into waterways;

          - generation, storage, handling, treatment and disposal of waste materials; and

          -    health and safety.

          Our businesses often involve working around and with volatile, toxic and hazardous substances and other highly regulated materials, the improper characterization, handling or disposal of which could constitute violations of foreign, federal, state or local statutes and laws, and result in criminal and civil liabilities. Environmental laws and regulations generally impose limitations and standards for certain pollutants or waste materials and require us to obtain a permit and comply with various other requirements. Governmental authorities may seek to impose fines and penalties on us, or revoke or deny issuance or renewal of operating permits, for failure to comply with applicable laws and regulations.

          The environmental health and safety laws and regulations to which we are subject are constantly changing, and it is impossible to predict the effect of such laws and regulations on us in the future. We cannot assure that our operations will continue to comply with future laws and regulations or that these laws and regulations will not significantly adversely affect us.

          We work around and with volatile, toxic and hazardous substances, which exposes us to potential liability for personal injury or property damage caused by any release, spill or other accident involving such substances that occurs as a result of the conduct of such businesses. Although we maintain liability insurance, this insurance is subject to coverage limitations, deductibles and exclusions and may exclude coverage for losses or liabilities relating to pollution damage. We may incur liabilities that may not be covered by insurance policies, or, if covered, the dollar amount of such liabilities may exceed our policy limits. Even a partially uninsured claim, if successful and of significant magnitude, could have a material adverse effect on our business, financial condition and results of operations.


WE ARE UNCERTAIN AS TO THE OUTCOME OF A PENDING FEDERAL TRADE COMMISSION PROCEEDING.

          On October 25, 2001, the U.S. Federal Trade Commission ("FTC") announced its decision to file an administrative complaint challenging our February 2001 acquisition of certain assets of the Engineered Construction Division of Pitt-Des Moines, Inc. The FTC's complaint alleges that the acquisition violated Federal antitrust laws by substantially lessening competition in certain field erected specialty industrial storage tank product lines in the United States: LNG tanks, LPG tanks, LIN/LOX/LAR tanks, and thermal vacuum chambers. These product lines challenged by the FTC do not represent (or constitute) commercially viable markets in the United States. The FTC is seeking various remedies, including an order that would re-establish two distinct and separate viable and competing businesses engaged in the design, engineering, fabrication, construction and sale of the relevant product lines.

          We believe the complaint is without substantive merit and intend to defend the action. We are unable to assess the ultimate outcome or potential effect of this proceeding on our business, financial condition and results of operations.

                  RISK FACTORS ASSOCIATED WITH OUR COMMON STOCK

LIMITED TRADING VOLUME OF OUR COMMON STOCK MAY CONTRIBUTE TO ITS PRICE
VOLATILITY.

          Our common stock is traded on The New York Stock Exchange ("NYSE"). From January 1, 2001 through September 21, 2001, the average daily trading volume for our common stock as reported by the NYSE was approximately 48,129 shares. Even if we achieve a wider dissemination as to the shares offered by the selling shareholders pursuant to this prospectus, we are uncertain as to whether a more active trading market in our common stock will develop. As a result, relatively small trades may have a significant impact on the price of our common stock.

CERTAIN PROVISIONS OF OUR ARTICLES OF ASSOCIATION, SHAREHOLDER AGREEMENTS AND NETHERLANDS LAW MAY HAVE POSSIBLE ANTI-TAKEOVER EFFECTS.


          As of September 4, 2001, WEDGE Engineering B.V., one of the selling shareholders and an affiliate of WEDGE Group Incorporated, owned 4,352,764 shares (or approximately 20.4%) of our outstanding common stock, and First Reserve Fund VIII, L.P. ("First Reserve") owned 6,810,895 shares (or approximately 31.9%) of our outstanding common stock. WEDGE Group Incorporated and its affiliates and associates ("WEDGE") and First Reserve are both generally bound to vote, tender or otherwise act as recommended by the Supervisory Board with respect to proposed business combinations pursuant to their respective shareholder agreements. In addition, our Articles of Association and the applicable law of The Netherlands contain provisions that may be deemed to have anti-takeover effects. Among other things, these provisions provide for a staggered board of Supervisory Directors, a binding nomination process and supermajority voting requirements in the case of shareholder approval for certain significant transactions. Such provisions may delay, defer or prevent a takeover attempt that a shareholder might consider in the best interests of our shareholders. Moreover, certain United States tax laws, including those described immediately below, may discourage third parties from accumulating significant blocks of our common stock.


EXISTING SHAREHOLDERS MAY SELL THEIR SHARES, WHICH COULD DEPRESS THE MARKET PRICE OF OUR COMMON STOCK.

          In addition to the 1,307,356 shares covered by this prospectus which may be offered and sold from time to time by the selling shareholders (see "Plan of Distribution"), WEDGE and First Reserve each have certain rights under their respective shareholder agreements to require us to register their shares of common stock under the Securities Act of 1933 to permit the public sale of their shares, as well as the ability to resell their shares into the public market pursuant to Rule 144 under the Securities Act of 1933 ("Rule 144"). Moreover, our executive officers and directors, who owned approximately 5.5% of our outstanding shares of common stock as of September 4, 2001, also have the ability to resell such shares into the public market pursuant to Rule 144 (or, in the case of one present and one former officer, pursuant to a registration right). Significant sales of such shares, or the prospect of such sales, may depress the price of our shares.

WE HAVE A RISK OF BEING CLASSIFIED AS A CONTROLLED FOREIGN CORPORATION.

          As a company incorporated in The Netherlands, we would be classified as a "controlled foreign corporation" if any United States person acquires 10% or more of our common stock (including ownership through the attribution rules of Section 958 of the Internal Revenue Code of 1986, as amended (the "Code")) and the sum of the percentage ownership by all such persons exceeds 50% (by voting power or value) of our common stock. We do not believe we are a "controlled foreign corporation". However, we may be determined to be a controlled foreign corporation in the future. In the event that such a determination were made, all U.S. holders of 10% or more of our common stock would be subject to taxation under Subpart F of the Code. The ultimate consequences of this determination are fact-specific to each 10% or greater U.S. shareholder, but could include possible taxation of such U.S. shareholder on a pro rata portion of our income, even in the absence of any distribution of such income.

IF WE NEED TO SELL OR ISSUE ADDITIONAL SHARES OF COMMON STOCK AND/OR INCUR ADDITIONAL DEBT TO FINANCE FUTURE ACQUISITIONS, YOUR STOCK OWNERSHIP COULD BE DILUTED.

          Part of our business strategy is to expand into new markets and enhance our position in existing markets throughout the world through acquisition of complementary businesses. In order to successfully complete targeted acquisitions or fund our other activities, we may issue additional equity securities that could be dilutive to our earnings per share and to your stock ownership. We may also incur additional debt and amortize expenses related to goodwill and other tangible assets if we acquire another company, and this could negatively impact our results of operations and stock price. To the extent an acquisition transaction results in additional goodwill, it may reduce our tangible net worth, which might have an adverse effect on our credit and bonding capacity.


                           FORWARD-LOOKING STATEMENTS

          This prospectus and the documents incorporated in this prospectus by reference contain forward-looking statements. You should read carefully any statements containing the words "expect," "believe," "anticipate," "project," "estimate," "predict," "intend," "should," "could," "may," "might," or similar expressions or the negative of any of these terms.

          Forward-looking statements involve known and unknown risks and uncertainties. Various factors, such as those listed under "Risk Factors," may cause our actual results, performance or achievements to be materially different from those expressed or implied by any forward-looking statements. Among the factors that could cause our results to differ are the following:

          - our ability to realize cost savings from our expected execution performance of contracts;

          - the uncertain timing and the funding of new contract awards, and project cancellations and operations risks;

          -    the expected growth in our primary end markets does not occur;

          - cost overruns on fixed price contracts, and risks associated with percentage of completion accounting;

          - lack of necessary liquidity to finance expenditures prior to the receipt of payment for the performance of contracts and to provide bid and performance bonds and letters of credit securing our obligations under our bids and contracts;

          - risks inherent in our acquisition strategy and our ability to obtain financing for proposed acquisitions; and

          -    a broad downturn in the economy in general.

          Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future performance or results. We are not obligated to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You should consider these risks when reading any forward-looking statements.


                                 USE OF PROCEEDS

          All of the shares of common stock offered by this prospectus are being offered by the selling shareholders. See "Selling Shareholders." We will not receive any proceeds from the sale of shares by the selling shareholders. We have agreed to pay all fees and expenses incident to the registration of this offering by the selling shareholders, except for (i) sales commissions and discounts, (ii) applicable transfer taxes and (iii) in the case of WEDGE Engineering B.V., the fees of its counsel.

                              SELLING SHAREHOLDERS

          Of the 1,307,356 shares of our common stock covered by this prospectus, we issued (i) 500,000 of such shares (now held by WEDGE Engineering B.V.) to an affiliate of WEDGE Group Incorporated in connection with our acquisition of Howe-Baker in December 2000 and (ii) 807,356 of such shares to the remaining selling shareholders named below in a private placement transaction in March 2001. The following table sets forth, to our knowledge, certain information concerning the selling shareholders as of September 4, 2001 (based on a total of 21,360,290 shares of our common stock outstanding on such date).


                                     Shares
                                      Owned                                             Shares
   Name and Address of             Prior to the                       Shares          Owned After
     Beneficial Owner                Offering      Percentage       Registered      the Offering(1)   Percentage(1)
     ----------------                --------      ----------       ----------      ---------------   -------------
WEDGE Engineering B.V. (2)           4,352,764        20.4%           500,000          3,852,764          18.0%
Keizer Karelweg 474
1181 RL Amstelveen
The Netherlands

D.C. Capital Partners, L.P.            340,000         1.6%           340,000             0                0
800 Third Avenue
40th Floor
New York, NY 10022

Tinicum Capital Partners, L.P.         392,017         1.8%           392,017             0                0
800 Third Avenue
40th Floor
New York, NY 10022

Tinicum Capital Partners               15, 214           *             15,214             0                0
   Parallel Fund, L.P.
800 Third Avenue
40th Floor
New York, NY 10022

Tinicum Capital Partners                 3,785           *              3,785             0                0
   Executive Fund I, L.L.C.
800 Third Avenue
40th Floor
New York, NY 10022

Frederick Klingenstein                  28,170           *             28,170             0                0
787 Seventh Avenue
6th Floor
New York, NY 10019

John Klingenstein                       28,170           *             28,170             0                0
787 Seventh Avenue
6th Floor
New York, NY 10019

         Total...............        5,160,120        24.2%         1,307,356          3,852,764          18.0%
                                     =========        =====         =========          =========          =====

---------------------
* Less than 1.0% of our shares outstanding.

(1) We do not know when or in what amounts a selling shareholder may offer shares for sale, and therefore we cannot estimate the number of shares that each selling shareholder will hold after completion of the offering. For purposes of this table, we have assumed that each of the selling shareholders will sell all shares covered by this prospectus.

(2) The sole ultimate beneficial owner of WEDGE Engineering B.V. is Issam M. Fares of Lebanon.

          We are party to a Shareholder Agreement dated as of December 28, 2000 (as amended by an Amendment thereto dated as of February 7, 2001) among WEDGE Group Incorporated, CB&I and certain shareholders of CB&I (the "WEDGE Shareholder Agreement"). Under the WEDGE Shareholder Agreement, WEDGE is subject to certain "standstill" provisions which, among other things, (a) prohibit the purchase of additional shares by WEDGE except in order to maintain a 10% ownership stake (and to allow WEDGE to participate in certain other transactions approved by the CB&I Supervisory Board, such as a stock split, recapitalization or business combination), and (b) prohibit acquisition proposals, proxy solicitations, group formation or encouragement of third parties for takeover purposes. In addition, WEDGE is subject to restrictions on its voting rights relating to matters presented to our shareholders for vote or approval: (i) WEDGE is obligated to vote "for" the CB&I Supervisory Board nominees recommended by the CB&I Supervisory Board, provided we are in compliance with our covenants to WEDGE relating to CB&I Supervisory Board representation (see below), and (ii) WEDGE is obligated to vote "for" any proposal recommended by the CB&I Supervisory Board and "against" any proposal that is not recommended by the CB&I Supervisory Board, with limited exceptions for certain matters as to which WEDGE has discretionary voting rights. In the case of any business combination, recapitalization or other transaction that involves the issuance of common stock, if both of the WEDGE designees on the CB&I Supervisory Board vote against approval of such transaction at the CB&I Supervisory Board level, then WEDGE, in any shareholder vote, is permitted to vote the shares it acquired in connection with the financing of the PDM Divisions acquisition transaction in the same proportion as the votes of our shareholders, other than WEDGE and First Reserve, who vote upon the transaction.

          Pursuant to the WEDGE Shareholder Agreement, WEDGE has the right to designate two Supervisory Directors so long as it owns at least 17 1/2% of our issued and outstanding shares and the right to designate one Supervisory Director so long as it owns at least 10% of our issued and outstanding shares. Currently, William H. White and Michael D. Winfield serve on the CB&I Supervisory Board as the two WEDGE designees.

          Under the WEDGE Shareholder Agreement, WEDGE is subject to certain restrictions on the transfer of its shares, including the restriction that, without our consent, WEDGE may not sell any of its shares to (i) any person or group who is or would be required to file a Schedule 13D under the Securities Exchange Act of 1934, (ii) any person or group who would own more than 10% of our voting securities, or (iii) a competitor of ours. Certain other sales of shares by WEDGE will be subject to our right of first offer. Finally, certain types of sales, such as a bona fide underwritten public offering or an unsolicited "broker's transaction" under Rule 144, are not subject to restrictions under the WEDGE Shareholder Agreement.

          In addition to the registration of the shares covered by this prospectus, WEDGE has been granted two demand and unlimited "piggyback" registration rights relating to its shares. We have agreed to pay all fees and expenses incident to the registration of the shares held by WEDGE Engineering B.V. covered by this prospectus, except for sales commissions, discounts, applicable transfer taxes and the cost of its legal counsel.

          None of the remaining selling shareholders named in the table above has held any position or office with, or has otherwise had a material relationship with, CB&I or any of our subsidiaries within the past three years. The remaining selling shareholders are participating in this offering pursuant to a registration right granted to them at the time of purchase of their 807,356 shares covered by this prospectus. We have agreed with such shareholders to file and maintain effectiveness of the registration statement of which this prospectus is a part until March 2003 (or the earlier completion or termination of the offering of their shares), and to pay all fees and expenses incident to such registration, except for sales commissions, discounts and applicable transfer taxes.
                              PLAN OF DISTRIBUTION

          The shares of our common stock covered by this prospectus may be offered and sold from time to time by or for the account of the selling shareholders or by their pledgees, donees, transferees or other successors in interest (collectively, the "selling shareholders") using this prospectus or pursuant to Rule 144.

          The selling shareholders may from time to time sell all or a portion of the shares in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. The selling shareholders may offer their shares of common stock at various times in one or more of the following transactions:

          - on any stock exchange on which the shares of common stock may be listed at the time of sale;
          -    in negotiated transactions;
          -    in the over-the-counter market;
          - in transactions effected pursuant to one or more trading plans or agreements that may be adopted by a selling shareholder pursuant to Rule 10b5-1 of the Securities Exchange Act of 1934;
          -    in a transaction involving an underwriter; or
          -    in a combination of any of the above transactions.

          If applicable law requires, we will provide a supplement to this prospectus to disclose the specific shares to be sold, the names of the selling shareholders, the public offering prices of the shares to be sold, the names of any agents, dealers or underwriters employed by the selling shareholders in connection with such sale, and any applicable commission or discount with respect to a particular offer. If an underwritten transaction is undertaken, the underwriters may include Credit Suisse First Boston Corporation, Bear, Stearns & Co. Inc. and Lehman Brothers Inc.

          In effecting sales, brokers and dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate in the sales. Brokers or dealers may receive commissions or discounts from the selling shareholders or, if the broker-dealer acts as agent for the purchaser of such shares, from the purchaser in amounts to be negotiated, which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share, and to the extent the broker-dealer is unable to do so acting as agent for a selling shareholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling shareholders. Broker-dealers who acquire shares as principal may then resell those shares from time to time in transactions:

          -    in the over-the-counter market or otherwise;

          -    at prices and on terms then prevailing at the time of sale;

          -    at prices then related to the then-current market price; or

          -    in negotiated transactions.

          The selling shareholders and any broker-dealers that act in connection with the sale of the common stock hereunder may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933; any commissions received by them and any profit on the resale of shares as principal may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. Any such commissions, as well as other expenses incurred by the selling shareholders and applicable transfer taxes, are payable by the selling shareholders.

          We have not registered or qualified offers and sales of shares of the common stock under the laws of any country other than the United States. To comply with certain states' securities laws, if applicable, the selling shareholders will offer and sell their shares of common stock in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the selling shareholders may not offer or sell shares of common stock unless we have registered or qualified such shares for sale in such states or we have complied with an available exemption from registration or qualification.

          Any broker-dealer acquiring common stock offered hereby may sell such shares either directly for itself or as an agent, in its normal market-making activities, through or to other brokers or to its customers. Any such sales may be at prices then prevailing on the New York Stock Exchange, at prices related to such prevailing market prices or at negotiated prices to its customers or a combination of such methods. The selling shareholders will be subject to applicable provisions of Regulation M under the Securities Exchange Act of 1934, which may limit the timing of the purchases and sales of shares of common stock by the selling shareholders.

                                  LEGAL MATTERS

          The validity of the shares of common stock offered by this prospectus will be passed upon for us by DeBrauw Blackstone Westbroek P.C., New York, New York.

                                     EXPERTS

          Our consolidated year end financial statements and schedules incorporated by reference in this prospectus and registration statement have been audited by Arthur Andersen, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

          The Howe-Baker consolidated year-end financial statements and schedules incorporated by reference in this prospectus and registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

          The consolidated financial statements of Liquid Cryogenic & Water Storage Systems Divisions of Pitt-Des Moines, Inc. at December 31, 1999 and 1998, and for each of the three years in the period ended December 31, 1999, incorporated by reference in this prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, and are incorporated by reference herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                              AVAILABLE INFORMATION

          We are subject to the reporting requirements of the Securities Exchange Act of 1934 and file annual and quarterly reports, proxy statements and other information with the Securities and Exchange Commission ("SEC"). We have also filed with the SEC a registration statement on Form S-3, including exhibits and schedules, under the Securities Act of 1933 with respect to the common shares to be sold in this offering. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules that are part of the registration statement. The registration statement and all annual and quarterly reports, proxy statements and other information filed by us with the SEC can be inspected and copied at the SEC's public reference facilities at:

          Room 1024                     500 West Madison Street
          450 Fifth Street, N.W.        Suite 1400
          Washington, D.C. 20549        Chicago, Illinois 60661

          You can also request copies of these documents upon payment of a duplicating fee by writing to the SEC. You may call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference rooms. Our filings are also available to you on the Internet website maintained by the SEC at http://www.sec.gov.

          Our common shares are listed on the New York Stock Exchange and reports, proxy statements and other information concerning us can be inspected at the New York Stock Exchange located at 20 Broad Street, New York, New York 10005.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

          The SEC allows us to incorporate by reference into this prospectus information that we file with the SEC. This means that:

          -- we can disclose important information to you by referring to other documents that contain that information;

          -- the information incorporated by reference is considered to be part of this prospectus; and

          -- any information that we file with the SEC in the future is automatically incorporated into this prospectus and updates and supersedes previously filed information.

We incorporate by reference into this prospectus:

          -- our Annual Report on Form 10-K for the year ended December 31, 2000 (as amended by Amendment No. 1 thereto on Form 10-K/A dated September 19, 2001);

          -- our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001 (as amended by Amendment No. 1 thereto on Form 10-Q/A dated September 19, 2001) and June 30, 2001;

          -- our Current Reports on Form 8-K dated January 9, 2001, January 18, 2001, February 22, 2001 (as amended by Amendment No. 1 thereto on Form 8-K/A dated September 28, 2001), April 25, 2001, September 28, 2001 and November 1, 2001; and


          -- the description of our common shares contained in our Registration Statement on Form 8-A (as amended by Amendment No. 1 filed with the SEC on July 2, 2001).

All other documents that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the initial filing of the registration statement and prior to the termination of this offering shall also be deemed to be incorporated by reference in this prospectus and to be a part hereof from the respective dates of the filing of such documents. If we have incorporated by reference any statement or information in this prospectus and we subsequently modify that statement or information, the statement or information incorporated in this prospectus is also modified or superseded in the same manner.

          We will provide without charge to each person to whom a copy of this prospectus is delivered, upon written or oral request of any such person, a copy of any and all of these documents, other than exhibits to those documents that are not specifically incorporated by reference into the documents. You may request copies by contacting Chicago Bridge & Iron Company, 1501 N. Division Street, Plainfield, Illinois 60544-8984, Attention: Investor Relations Department, Telephone: 815-439-4074.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

          The following table sets forth the expenses to be incurred in connection with the sale and distribution of the securities being registered hereby. The Registrant has agreed to pay all fees and expenses incident to the registration of this offering, other than sales commission, discounts and applicable transfer taxes. All amounts shown are estimates except the Securities and Exchange Commission ("SEC") registration fee.

               SEC registration fee                           $ 6,555
               Legal fees and expenses                          8,000
               Accounting fees and expenses                     2,000
               EDGAR formatting and related expenses            1,500
               Miscellaneous expenses                           1,945
                                                              -------

                                           Total Expenses     $20,000

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

          Article 25 of the Registrant's Articles of Association, as amended (the "Articles of Association") provides that a director or officer of the Registrant shall be indemnified by the Registrant against:

     (a) all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection with any litigation or other legal proceeding (other than an action by or in the right of the Registrant) brought against him by virtue of his position as a director or officer of the Registrant if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful or outside of his mandate; and

     (b) all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection with any action by or in the right of the Registrant brought against him by virtue of his position as a director or officer of the Registrant if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, except that no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable for gross negligence or willful misconduct in the performance of his duty to the Registrant, unless a court determines that, despite such adjudication but in view of all of the circumstances, he is fairly and reasonably entitled to indemnification of such expenses.

          Notwithstanding the foregoing, to the extent that a director or officer has been successful, on the merits or otherwise, in defense of any such litigation, action or claim, he is required to be indemnified by the Registrant against all expenses (including attorneys' fees) actually and reasonably incurred in connection therewith. Expenses may be advanced to a director or officer at his request, provided that he undertakes to repay the amount advanced if it is ultimately determined that he is not entitled to indemnification for such expenses. Indemnification is only required to be made if the Registrant determines that the applicable standard of conduct required for indemnification has been met.

          Article 25 of the Articles of Association further provides that the indemnification provided therein is not exclusive of any other right to which a person seeking indemnification may be entitled under the laws of The Netherlands (as from time to time amended) or under any agreement, resolution of the general meeting of shareholders or of the disinterested members of the Supervisory Board or otherwise.

          Article 25 of the Articles of Association also provides that directors of the Registrant will not be personally liable to the Registrant or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Registrant or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) for any transaction from which the director derived an improper personal benefit or (iv) for personal liability which is imposed by the law of The Netherlands, as from time to time amended.

          The Registrant has entered into indemnification agreements with certain of its directors and officers providing for indemnification to the fullest extent permitted by the law of The Netherlands. These agreements provide for specific procedures to better assure that directors' rights to indemnification, including procedures for directors to submit claims, for determination of directors' entitlement to indemnification (including the allocation of the burden of proof and selection of a reviewing party), and for enforcement of directors' indemnification rights. The Registrant has also obtained officers' and directors' liability insurance in amounts it believes are reasonable under the circumstances.

ITEM 16.  EXHIBITS


               Exhibit Number                     Description
               --------------                     -----------

                    4.1 Articles of Association, as amended, of the Registrant are incorporated by reference to
                                   Exhibit 3 of Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 2001

                    5.1*           Opinion of DeBrauw Blackstone Westbroek P.C.

                   23.1*           Consent of Arthur Andersen (CB&I)

                   23.2*           Consent of Arthur Andersen LLP (Howe-Baker)

                   23.3*           Consent of Ernst & Young LLP (PDM Divisions)

                   23.4*           Consent of DeBrauw Blackstone Westbroek P.C.
                                   (included in Exhibit 5.1 hereto)

                   24.1* Powers of Attorney (included on signature page)

               Exhibit Number                     Description
               --------------                     -----------

                   99.1 Shareholder Agreement dated as of December 28, 2000 (as amended by an Amendment thereto dated as of February 7, 2001) among WEDGE Group Incorporated, Registrant and certain shareholders of Registrant is incorporated by reference to (i) Exhibit 7 of Registrant's Current Report on Form-8-K dated January 8, 2001 and (ii) Exhibit 7 of Registrant's Current Report on Form 8-K dated February 22, 2001

                   99.2* Stock Purchase Agreement dated as of March 13, 2001 among Registrant, D.C. Capital Partners, L.P., Tinicum Capital Partners, L.P. and certain other purchasers

----------------------

* Previously filed.


ITEM 17.  UNDERTAKINGS

     (a)  The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or
Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES


          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in The Woodlands, State of Texas, on November 1, 2001.



                                      CHICAGO BRIDGE & IRON COMPANY N.V.

                                         By: Chicago Bridge & Iron Company B.V.,
                                             its sole Managing Director


                                      By:  /s/ Gerald M. Glenn
                                         ---------------------------------------
                                         Managing Director





          Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed as of November 1, 2001 by the following persons in the capacities indicated:

              Signature                                  Title
              ---------                                  -----


  /s/ Gerald M. Glenn                        Managing Director of Registrant
-----------------------------------
Chicago Bridge & Iron Company, B.V.


           *                                 Executive Vice President and Chief
-----------------------------------          Financial Officer of CBIC
Richard E. Goodrich                          (Principal Financial Officer)
                                             Managing Director of CB&I B.V.


           *                                 Controller of CBIC
-----------------------------------          (Principal Accounting Officer)
Tom C. Rhodes


  /s/ Gerald M. Glenn                        Supervisory Director; President and
-----------------------------------          Chief Executive Officer of CBIC
Gerald M. Glenn                              (Principal Executive Officer)
                                             Managing Director of CB&I B.V.


           *                                 Supervisory Director
-----------------------------------
Jerry H. Ballengee

           *                                 Supervisory Director
-----------------------------------
Ben A. Guill


           *                                 Supervisory Director
-----------------------------------
Vincent L. Kontny


           *                                 Supervisory Director
-----------------------------------
William E. Macaulay


           *                                 Supervisory Director
-----------------------------------
Gary L. Neale


           *                                 Supervisory Director
-----------------------------------
L. Donald Simpson


           *                                 Supervisory Director
-----------------------------------
William H. White


           *                                 Supervisory Director
-----------------------------------
Marsha C. Williams


           *                                 Supervisory Director
-----------------------------------
Michael D. Winfield



* By /s/ Gerald M. Glenn
-----------------------------------
        Attorney-in-Fact

                                  EXHIBIT INDEX



             EXHIBIT NUMBER                        DESCRIPTION
             --------------                        -----------


                   4.1 Articles of Association, as amended, of the Registrant are incorporated by reference to
                                   Exhibit 3 of Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 2001

                   5.1*            Opinion of DeBrauw Blackstone Westbroek P.C.

                  23.1*            Consent of Arthur Andersen (CB&I)

                  23.2*            Consent of Arthur Andersen LLP (Howe-Baker)

                  23.3*            Consent of Ernst & Young LLP (PDM Divisions)

                  23.4*            Consent of DeBrauw Blackstone Westbroek P.C.
                                   (included in Exhibit 5.1 hereto)

                  24.1* Powers of Attorney (included on signature page)

                  99.1 Shareholder Agreement dated as of December 28, 2000 (as amended by an Amendment thereto dated as of February 7, 2001) among WEDGE Group Incorporated, Registrant and certain shareholders of Registrant is incorporated by reference to (i) Exhibit 7 of Registrant's Current Report on Form 8-K dated January 8, 2001 and (ii) Exhibit 7 of Registrant's Current Report on Form 8-K dated February 22, 2001

                  99.2* Stock Purchase Agreement dated as of March 13, 2001 among Registrant, D.C. Capital Partners, L.P., Tinicum Capital Partners, L.P. and certain other purchasers

----------------------

*  Previously filed.